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                                                           EXHIBIT 10.4(c)
                                                           (1997 10-K)



                  RESOLUTION OF THE BOARD OF DIRECTORS
                         OF APPLIED POWER INC.

                          Adopted May 8, 1997

FURTHER RESOLVED, that the 1990 Plan is amended to add a new Section 7.04 to read as follows:

        "7.04.  Deferral of Stock Option Gain.
        The Committee may permit, in its discretion, an optionee who exercises a stock option to defer the taxable income attributable to such exercise. In the event the Committee elects to permit such deferrals, the Committee shall identify the optionees to whom such deferral elections shall be made available and establish procedures for implementing such
        deferrals.    All deferrals which are permitted under this
        section shall be distributed in Applied Power Inc. common stock."